Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS THIRD QUARTER FISCAL 2010 RESULTS
~Improves Gross Margins and Achieves Profitability~
~Inventory Down 47% and Debt Down 77% Year Over Year ~

CLEARWATER, FL, July 29, 2010 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third quarter ended June 30, 2010.

Revenue was $115.4 million for the quarter ended June 30, 2010 compared with $151.5 million for the comparable quarter last year. Same-store sales declined approximately 17% compared with a 39% decline in the comparable quarter last year. Revenue from stores recently closed that were not eligible for inclusion in the same-store sales base was $12.3 million. Net income for the third quarter of fiscal 2010 was $512,000, or $0.02 per diluted share, compared with a net loss of $9.2 million, or $0.49 per share, for the comparable quarter last year. Included in the third quarter of fiscal 2010 net income was approximately $1.0 million, or $0.04 per diluted share, relating to loan costs written off associated with the Company’s recently retired financing facility. Included in the third quarter fiscal 2009 net loss was approximately $2.0 million, or $0.11 per share, associated with store closing costs.

Inventory declined $158.4 million, or 47%, to $181.4 million compared with $339.8 million at June 30, 2009. Short-term borrowings declined $192.8 million, or 77%, to $57.2 million compared with $250.0 million as of June 30, 2009.

Revenue was $325.9 million for the nine months ended June 30, 2010 compared with $381.3 million for the comparable period last year. Same-store sales declined approximately 5% compared with a 44% decline in the comparable period last year. Net income for the nine months ended June 30, 2010 was $4.3 million, or $0.19 per diluted share, compared with a net loss of $43.8 million, or $2.37 per share, for the comparable period last year. The Company’s results for the nine-month period ended June 30, 2010 included a tax benefit of approximately $19.4 million, or $0.88 per share, primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs realized through the recent change in tax laws, which increased the number of historical years that companies can carry back losses. Without the tax benefit, the Company would have incurred a net loss of $15.1 million, or $0.69 per share. Additionally, included in the net income for the nine months ended June 30, 2010, was approximately $1.0 million, or $0.04 per diluted share, relating to loan costs written off associated with the Company’s recently retired financing facility. The Company’s results for the nine-month period ended June 30, 2009 included $3.4 million, or $0.18 per share, of costs associated with store closings, as well as $5.9 million, or $0.32 per share, for incurred losses and increases in its inventory reserves for brands the Company no longer represents.

During the quarter ended June 30, 2010, the Company operated with 56 stores, which is nine fewer stores than at June 30, 2009. MarineMax closed 26 stores in fiscal 2009 as a key component of its efforts to better align its fixed costs with the decline in business it has experienced because of the prevailing weak economic conditions.

~more~

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “We have demonstrated this quarter that we can achieve profitability from lower levels of revenue than we ever have in the past. We attribute this improvement to the substantial progress we have made in our key initiatives. These include lowering our inventories to better align supply and demand, resulting in higher boat margins, as well as growing our higher margin service businesses and reducing our cost structure over the past 18 months. These efforts allowed us to generate a slight profit in the quarter despite the ongoing economic pressure on our industry and the impact of the BP oil spill in the Gulf of Mexico on customers’ purchasing decisions.”

Mr. McGill continued, “We also successfully secured a new financing facility with more favorable terms for our Company, including the elimination of operating covenants, removal of our real estate as a pledged asset, and lower interest rates. As a result of this new facility and the structural changes we have made to our business, we are now able to operate our business with more financial flexibility than before and resume a strategy focused on growth. We continue to look for opportunities to further entrench our position as the country’s largest boating retailer. I am also happy to report that we have seen our customers boating more this summer, indicating that their passion for the boating lifestyle remains strong. We believe we are well positioned to be their first choice for those that decide to upgrade or purchase their next boat.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 56 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s ability to achieve profitability from lower levels of revenue; the Company’s ability to operate its business with more financial flexibility; the Company’s ability to resume a strategy focused on growth; the Company’s opportunities to further entrench its position as the country’s largest boat dealer; the Company’s assessment of its customers’ passion about boating; the Company’s assessment of the pent up demand from customers; the Company’s positioning to serve the boating needs of its customers; the Company’s assessment of customers’ future buying decisions; the Company’s positioning as the first choice for those that decide to upgrade or purchase their next boat; the Company’s success in achieving key initiatives, including inventory control, growing higher margin service business, and reducing our cost structure; and the Company’s long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

~more~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue	$115,383	$151,514	$325,948	$381,346
Cost of sales	80,829	118,898	245,217	305,313

Gross profit	34,554	32,616	80,731	76,033
Selling, general, and administrative expenses	33,340	38,975	92,600	114,197

Income (loss) from operations	1,214	(6,359)	(11,869)	(38,164)
Interest expense	702	3,380	3,223	11,216

Income (loss) before income tax benefit	512	(9,739)	(15,092)	(49,380)
Income tax benefit	—	(559)	(19,419)	(5,591)

Net income (loss)	$512	$(9,180)	$4,327	$(43,789)

Basic net income (loss) per common share	$0.02	$(0.49)	$0.20	$(2.37)

Diluted net income (loss) per common share	$0.02	$(0.49)	$0.19	$(2.37)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	22,077,086	18,575,332	21,951,424	18,502,933

Diluted	22,793,218	18,575,332	22,612,105	18,502,933

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,356	$13,825
Accounts receivable, net	19,388	34,065
Inventories, net	181,388	339,849
Prepaid expenses and other current assets	10,725	10,065
Deferred tax assets	—	298

Total current assets	235,857	398,102
Property and equipment, net	98,465	109,527
Other long-term assets	2,205	3,257
Deferred tax asset	—	1,206

Total assets	$336,527	$512,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$28,597	$16,752
Customer deposits	16,478	6,065
Accrued expenses	24,881	24,693
Short-term borrowings	57,212	250,000

Total current liabilities	127,168	297,510
Other long-term liabilities	2,672	4,821

Total liabilities	129,840	302,331
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	19
Additional paid-in capital	209,375	183,797
Retained earnings	13,099	41,755
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	206,687	209,761

Total liabilities and stockholders’ equity	$336,527	$512,092

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
GAAP net income (loss) as reported	$512	$(9,180)	$4,327	$(43,789)
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	—	(19,419)	—

Non-GAAP proforma net income (loss)	$512	$(9,180)	$(15,092)	$(43,789)

GAAP diluted net income (loss) per common share	$0.02	$(0.49)	$0.19	$(2.37)

Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	—	(0.88)	—
Non-GAAP proforma net loss per common share	$0.02	$(0.49)	$(0.69)	$(2.37)

Common shares used in the calculations of net income (loss) per common share	22,077,086	18,575,332	21,951,424	18,502,933